WILLIAMS LAW GROUP, P.A.

2503 West Gardner Court

Tampa, FL  33611

June 10, 2005

VIA EDGAR TRANSMISSION

Public Company Management Corporation

Las Vegas NV

Re: 350,000 Shares of Common Stock

Dear Sirs:

We   have   acted   as   counsel  to Public Company Management Corporation, a Nevada corporation (the "Company"), in  connection with  the registration on Form S-8 (the "Registration Statement") under  the Securities Act of 1933, as amended, of 350,000 in connection with the Stock Award Plan I of the Company  ("Stock Award Plan I").

This  opinion  is  being furnished in  accordance  with the requirements  of  Item  8 of Form S-8 and  Item 601(b)(5)(i) of Regulation S-K.

We are familiar with the proceedings to date with respect to the   proposed  issuance  of  the  shares contemplated  by the Registration Statement and have examined such records, documents and  questions of law and satisfied ourselves as to such  matters of  fact, as we have considered relevant and necessary as a basis for this opinion letter.

Based on the foregoing, we are of the opinion that:

       1.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

       2.   Assuming the accuracy of the documents, representations and warranties of the Company, each share that will be newly issued under the terms and provisions of the Stock Award Plan I, will have legally issued, fully paid and non-assessable when:

          a.   The Registration Statement, as it may be amended, shall have become effective under the Securities Act;

          b.   Such shares shall have been duly issued pursuant to the authorization of the Company's Board of Directors or a duly authorized committee thereof, in the manner contemplated by them; and

          c.   A certificate representing such shares shall have been duly executed, countersigned and registered and duly delivered to the participant thereof determined in accordance with the terms of the Stock Award Plan I.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application  of  the securities or blue sky laws of the  various states  to  the  sale  of  the Shares,  as contemplated  by  the Registration  Statement. In delivering this  opinion  letter,  we have  assumed, as to questions of fact, among other  things,  the accuracy of representations and the genuineness of documents  and signatures given to or reviewed by us.

This  opinion  letter is limited to the General Corporation Law  of  the State of Nevada.  The opinions expressed herein are solely  for  your  benefit  in connection with the issuance of the shares and may not be relied  upon in  any manner or for any purpose by any other person or  entity without the prior written consent of this firm, except for Pacific Stock Transfer which may rely on this opinion in connection with the issuance of the shares.

As 350,000 shares under the Stock Award Plan I  which are subject to this opinion are issued under the Registration Statement, they may be issued free and clear of all restrictions, subject to the following:

The Shares are not "restricted securities" within the definition of Rule 144 but as they are all being issued to the principal of the Company, Mr. Stephen Brock, they are control securities.  Therefore, they may be sold only in a transaction that meets all of the requirements of Rule 144 other than the holding period or some other exemption from registration.  Accordingly, the transfer agent should maintain a stop transfer order but not print a restrictive legend on the certificates and Mr. Brock should inform any broker that is holding the shares that he is an affiliate of the issuer.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to your furnishing this opinion to the transfer agent, who may rely thereon.

Sincerely,

/s/ Michael T. Williams, Esq.

Michael T. Williams, Esq.